NEXMED RECEIVES COMMITMENT FOR $3 MILLION LINE OF CREDIT

East Windsor, NJ, May 14, 2008 -- NexMed, Inc. (Nasdaq: NEXM), a developer of innovative transdermal products based on the NexACT® drug delivery technology, today announced that it has entered into a binding commitment with one of its largest shareholders for a $3 million line of credit. Additional information is available in NexMed’s 8-K filing for this transaction.

Commenting on today’s news, Mark Westgate, Vice President and Chief Financial Officer of NexMed, stated, “We feel that this line of credit is a reflection of the shareholder’s continued confidence in the NexMed story. We intend to use it to bridge us into the anticipated milestone payments from Novartis without incurring significant dilution at this time. The line of credit also enhances our cash position as we consider the various transactions available to us that will further strengthen our cash reserves.”

About NexMed
NexMed, Inc. is leveraging its proprietary NexACT drug delivery technology to develop innovative topical pharmaceutical products that address unmet medical needs. NM100060, a novel onychomycosis treatment exclusively licensed to Novartis, is currently in pivotal Phase 3 trials in the U.S. and Europe. In November 2007, NexMed’s New Drug Application for its topical erectile dysfunction treatment was accepted for review by the FDA and the Company signed a U.S. licensing agreement for the product with Warner Chilcott. The Company’s New Drug Submission for the product was accepted for review by Health Canada in February 2008. NexMed's pipeline also includes a product in Phase 2 for the treatment of female sexual arousal disorder and a product in early stage development for the treatment of psoriasis. For further information about NexMed, go to www.nexmed.com.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, obtaining regulatory approval for its products under development, entering into partnering agreements, pursuing growth opportunities, and/or other factors, some of which are outside the control of the Company. # # #

Company Contact:	Investor Relations:
Mark Westgate, CFO	Paula Schwartz
NexMed, Inc.	Rx Communications Group, LLC
(609) 371-8123, ext: 159	(917) 322-2216
mwestgate@nexmed.com	pschwartz@rxir.com